Exhibit 1.1

ALLY AUTO RECEIVABLES TRUST 2010-5

$212,000,000 Asset Backed Notes, Class A-2

$338,000,000 Asset Backed Notes, Class A-3

$200,000,000 Asset Backed Notes, Class A-4

ALLY AUTO ASSETS LLC

(DEPOSITOR)

ALLY BANK

(SPONSOR)

UNDERWRITING AGREEMENT

December 6, 2010

J.P. Morgan Securities LLC

383 Madison Avenue, 31st Floor

New York, New York 10017

Ladies and Gentlemen:

Ally Auto Assets LLC, a Delaware limited liability company (the “Depositor”), proposes to sell to the Underwriter $212,000,000 aggregate principal balance of Class A-2 Asset Backed Notes (the “Class A-2 Notes”), $338,000,000 aggregate principal balance of Class A-3 Asset Backed Notes (the “Class A-3 Notes”), and $200,000,000 aggregate principal balance of Class A-4 Asset Backed Notes (the “Class A-4 Notes”, and together with Class A-2 Notes and the Class A-3 Notes, the “Offered Notes”) of the Ally Auto Receivables Trust 2010-5 (the “Trust”), to be issued pursuant to an indenture, to be dated as of the Closing Date (as defined below) (as amended and supplemented from time to time, the “Indenture”), between the Trust and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture Trustee”). The Trust is also issuing concurrently with the Offered Notes $173,510,000 aggregate principal balance of Class A-1 Asset Backed Notes, $26,750,000 aggregate principal balance of Class B Asset Backed Notes (the “Class B Notes”) and $27,730,000 aggregate principal balance of Class C Asset Backed Notes (the “Class C Notes”).

The assets of the Trust will include, among other things, a pool of retail instalment sales contracts and direct purchase money loans for new and used automobiles and light trucks (the “Receivables”) and certain monies due or received thereunder on and after November 1, 2010 (the “Cutoff Date”), such Receivables to be transferred to the Trust by the Depositor and serviced by Ally Financial Inc. (the “Servicer”). The aggregate amount financed under the Receivables, exclusive of accrued interest, as of the Cutoff Date will be $1,049,503,152.93. The Trust has been formed pursuant to a trust agreement, dated as of November 22, 2010 (to be amended and restated as of the Closing Date and as further amended and supplemented from time to time, the “Trust Agreement”), between the Depositor and BNY Mellon Trust of Delaware, as trustee, acting thereunder not in its individual capacity but solely as trustee of the Trust (the “Owner Trustee”). Ally Financial Inc. will serve as the initial custodian of the Receivable Files (as defined in a trust sale and servicing agreement, to be dated as of the Closing Date (as amended and supplemented from time to time, the “Trust Sale and Servicing Agreement”), among the Depositor, the Servicer and the Trust) pursuant to the Trust Sale and Servicing Agreement and a custodian agreement, to be dated as of the Closing Date (as amended and supplemented from time to time, the “Custodian Agreement”), between the Servicer and the Depositor.

Any reference herein to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the documents incorporated by reference therein pursuant to Item 12 of Form S-3 which were filed under the Exchange Act on or before the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be; and any reference herein to the terms “amend,” “amendment” or “supplement” with respect to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Final Prospectus shall be deemed to refer to and include the filing of any document under the Exchange Act after the Effective Date of the Registration Statement or the issue date of the Base Prospectus, any Preliminary Prospectus or the Final Prospectus, as the case may be, deemed to be incorporated therein by reference. Certain terms used herein are defined in Section 18 hereof. Capitalized terms not otherwise defined in this Underwriting Agreement (this “Agreement”) shall have the meanings assigned to them in Part I of Appendix A to the Trust Sale and Servicing Agreement.

1. Representations and Warranties of the Depositor. The Depositor represents and warrants to, and agrees with, J.P. Morgan Securities LLC (the “Underwriter”) that:

(a) The Depositor meets the requirements for use of Form S-3 under the Act and has prepared and filed with the Commission a registration statement (No. 333-163392), including a prospectus, on Form S-3 pursuant to Rule 415 under the Act on November 27, 2009, as amended by Pre-Effective Amendment No. 1 on January 27, 2010, for the registration under the Act of asset-backed securities (issuable in series and classes thereof), including the Offered Notes, which registration statement has become effective, and a copy of which, as amended to the date hereof, has heretofore been delivered to the Underwriter. The Depositor has filed or will file with the Commission, pursuant to Rule 424(b), one or more Preliminary Prospectuses and has delivered the Final Preliminary Prospectus to the Underwriter on or prior to the Applicable Time for delivery to prospective investors. The Depositor will file with the Commission pursuant to Rule 424(b) a Final Prospectus relating to the Offered Notes and the method of distribution thereof.

(b) On the Effective Date, the Registration Statement complied, and when each of the Final Preliminary Prospectus and Final Prospectus are first filed in accordance with Rule 424(b), the Final Preliminary Prospectus and the Final Prospectus will comply, in all material respects, with the applicable requirements of the Act; provided, however, that the Depositor has prepared the Final Preliminary Prospectus and the Final Prospectus in reliance upon and in conformity with the guidance from the Staff of the Commission set forth in the No-Action Letter, dated November 23, 2010, regarding Regulation AB Items 1103(a)(9) and 1120 (the “No-Action Letter”); on the Effective Date, the Registration Statement did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; on the date of any filing pursuant to Rule 424(b) and on the Closing Date, the Final Prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Depositor makes no representations or warranties as to the information contained in or omitted from the Registration Statement or the Final Prospectus (or any supplement thereto) (i) in reliance upon and in conformity with the Underwriter Information (as defined in Section 8(b)) or (ii) relating to and included in the ABS Tables. As of the Closing Date, the representations and warranties of the Depositor in a pooling and servicing agreement, to be dated as of the Closing Date (the “Pooling and Servicing Agreement”), between Ally Bank, a Utah chartered bank, the Depositor and the Servicer, in the Trust Sale and Servicing Agreement and in the Trust Agreement will be true and correct in all material respects.

(c) As of the Applicable Time, the Disclosure Package did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Depositor makes no representations or warranties as to the information contained in or omitted from the Disclosure Package (i) in reliance upon and in conformity with the Underwriter Information or (ii) included in the ABS Tables.

(d) At the earliest time after the filing of the Registration Statement that the Depositor or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2)) of the Offered Notes, the Depositor was not an “ineligible issuer,” as defined in Rule 405.

(e) Each Issuer Free Writing Prospectus, as of its issue date, does not and will not include any information that conflicts or will conflict with the information then contained in the Registration Statement; provided, however, that the Depositor makes no representations or warranties as to the information contained in or omitted from any Issuer Free Writing Prospectus (i) in reliance upon and in conformity with the Underwriter Information or (ii) relating to the ABS Tables. If at any time following issuance of an Issuer Free Writing Prospectus there has occurred or does occur an event or development as a result of which such Issuer Free Writing Prospectus would conflict with the information then contained in the Registration Statement or would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Depositor has notified or will promptly notify the Underwriter and (ii) the Depositor has amended or supplemented or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(f) This Agreement has been duly authorized, executed and delivered by the Depositor.

(g) As of its date, the Final Preliminary Prospectus did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Depositor makes no representations or warranties as to the information contained in or omitted from the Final Preliminary Prospectus (i) in reliance upon and in conformity with the Underwriter Information, (ii) included in the ABS Tables, or (iii) pricing and price dependent information, which information shall appear in the Final Prospectus but not in the Final Preliminary Prospectus.

2. Representations, Warranties and Covenants of the Sponsor. Ally Bank in its capacity as sponsor (the “Sponsor”) represents and warrants to, and agrees with, the Underwriter that the Sponsor or the Depositor has provided a written representation (the “17g-5 Representation”) to each Rating Agency, which satisfies the requirements of paragraph (a)(3)(iii) of Rule 17g-5 of the Exchange Act. Each of the Sponsor and the Depositor has complied and will comply with the 17g-5 Representation other than any breach of the 17g-5 Representation (a) that would not have a material adverse effect on the Offered Notes or (b) arising from a breach by the Underwriter of the representation, warranty and covenant set forth in Section 5(g).

3. Purchase, Sale and Delivery of the Offered Notes. On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Depositor agrees to sell to the Underwriter, and the Underwriter agrees to purchase from the Depositor, the principal balance of each class of Offered Notes set forth opposite its name on Schedule 1. Each class of Offered Notes is to be purchased at the respective purchase price set forth on Schedule 2, plus accrued interest to the extent set forth on such Schedule 2.

4. Delivery and Payment. The Depositor will deliver the Offered Notes to the Underwriter against payment of the purchase price in immediately available funds, at the office of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, Illinois 60654, on December 10, 2010 at 10:00 a.m. (Chicago time), or at such other time and place not later than seven full business days thereafter as the Underwriter and the Depositor determine, such time being herein referred to as the “Closing Date.” The global notes representing the Offered Notes shall be registered in the name of Cede & Co., the nominee of The Depository Trust Company (“DTC”). The interests of beneficial owners of the Offered Notes will be represented by book entries on the records of DTC and participating members thereof. Definitive notes will be available only under limited circumstances.

5. Offering by the Underwriter; Representations and Covenants of the Underwriter.

(a) It is understood that the Underwriter proposes to offer the Offered Notes for sale to the public (which may include selected dealers) as set forth in the Final Prospectus. The Underwriter agrees that all such offers and sales by it will be made in compliance with all applicable laws and regulations, including all laws and regulations with respect to pricing of the Offered Notes and disclosure of underwriting commissions from the Depositor or any other person.

(b) The Underwriter has not provided and will not provide any ABS Informational and Computational Material to prospective investors. For the purposes hereof, “ABS Informational and Computational Material” as used herein shall have the meanings given such term in Item 1101(a) of Regulation AB under the Exchange Act.

(c) The Underwriter represents that it has delivered the Final Preliminary Prospectus and the Bloomberg Screen to prospective investors prior to or at the Applicable Time.

(d) The Underwriter represents, as of the Closing Date, that other than the Base Prospectus, any Preliminary Prospectus, the Final Prospectus and any Free Writing Prospectus identified on Schedule 3, it did not provide any prospective investors with any “written communication” (as defined in Rule 405 under the Act) that constitutes an offer to sell or solicitation of an offer to buy the Offered Notes, other than those identified on Schedule 4; provided, however, that, notwithstanding the foregoing, the Depositor agrees that the Underwriter may disseminate without the approval of the Depositor one or more “written communications” (as defined in Rule 405 under the Act) in the form of (i) an Intex CDI file that does not contain any Issuer Information (as defined below) other than Issuer Information contained in any Preliminary Prospectus or (ii) information on Bloomberg to prospective investors relating to (A) the prepayment speed and clean-up call information of the Offered Notes, any derivatives expected to be entered into in connection with the Offered Notes, and the weighted average life and payment window of one or more classes of Offered Notes, (B) a column or other entry showing the status of the subscriptions for the Offered Notes (both for the issuance as a whole and for the Underwriter’s retention) and (C) information customarily included in confirmations of sales of securities and notices of allocations and information contemplated by Rule 134 of the Act (the “Bloomberg Information”), which the Underwriter represents shall not be required to be filed with the Commission pursuant to the safe harbor provided by Rule 134 or because such information is a Free Writing Prospectus that is not an Issuer Free Writing Prospectus (each such written communication, an “Underwriter Free Writing Prospectus”). As used herein, the term “Issuer Information” means any information of the type specified in clauses (1) – (5) of footnote 271 of Commission Release No. 33-8591 (Securities Offering Reform), other than Underwriter Derived Information. As used herein, the term “Underwriter Derived Information” shall refer to information of the type described in clause (5) of footnote 271 of Commission Release No. 33-8591 (Securities Offering Reform) when prepared by the Underwriter, including traditional computational and analytical materials prepared by it.

(e) The Underwriter represents, warrants and agrees with the Depositor that:

(i) each Underwriter Free Writing Prospectus prepared by it will not, as of the date such Underwriter Free Writing Prospectus was conveyed or delivered to any prospective purchaser of Offered Notes, when taken as a whole together with the Disclosure Package, include any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Underwriter makes no such representation, warranty or agreement to the extent such untrue statements in or omissions from any Underwriter Free Writing Prospectus were made in reliance upon and in conformity with any (A) written information furnished to the Underwriter by the Depositor or Ally Bank expressly for use in such Underwriter Free Writing Prospectus, which information was not corrected by information subsequently provided by the Depositor or Ally Bank to the Underwriter prior to the time of use of such Underwriter Free Writing Prospectus, (B) information accurately extracted from any Preliminary Prospectus or the Final Prospectus, which information was not corrected by information subsequently provided by the Depositor or Ally Bank to the Underwriter prior to the time of use of such Underwriter Free Writing Prospectus or (C) Issuer Information (as defined in Section 5(d));

(ii) each Underwriter Free Writing Prospectus prepared by it shall contain a legend substantially in the form of and in compliance with Rule 433(c)(2)(i) of the Act, and shall otherwise conform to any applicable requirements for “free writing prospectuses” under the Act;

(iii) none of the information in any Underwriter Free Writing Prospectus will conflict with the information then contained in the Registration Statement or any prospectus or prospectus supplement that is a part thereof; and

(iv) it has in place, and covenants that it shall maintain, internal controls and procedures that it reasonably believes to be sufficient to ensure compliance in all material respects with all applicable legal requirements of the Act and the rules and regulations thereunder with respect to the generation and use of Underwriter Free Writing Prospectuses in connection with the offering of the Offered Notes.

(f) If the Underwriter uses the Internet or other electronic means to offer or sell the Offered Notes, it represents that it has in place, and covenants that it shall maintain, internal controls and procedures which it reasonably believes to be sufficient to ensure compliance in all material respects with all applicable legal requirements under the Act and applicable procedures, if any, worked out with the staff of the Commission relating to the use of the Internet or relating to computerized or electronic means of delivery to prospective investors of the Prospectus and any related “road-show” materials, in each case in connection with the offering of the Offered Notes.

(g) The Underwriter represents, warrants and agrees with the Depositor and the Sponsor that:

(i)

on and prior to the date of this Agreement, it has not delivered (or caused any person other than the Sponsor or any of its affiliates to deliver) any written Rating Agency Information to any nationally recognized statistical rating organization (each, an “NRSRO”), other than the Rating Agency Information set forth on Schedule 6;

(ii)	on and after the date of this Agreement, it will not deliver (and will not cause any person other than the Sponsor or any of its affiliates to deliver) any written Rating Agency Information to any NRSRO other than with the express written consent of the Sponsor; and

(iii)	it has not communicated any Rating Agency Information orally to any NRSRO except in circumstances where an authorized representative of the Sponsor participated in such oral communications; provided, however, that if an Underwriter receives an oral communication from any NRSRO, such Underwriter is authorized to inform such NRSRO that it will respond to the oral communication with a designated representative from the Sponsor.

(h) As of the Applicable Time and as of the Closing Date, the Underwriter has and will have complied with all of its obligations hereunder.

6. Covenants of the Depositor. The Depositor covenants and agrees with the Underwriter that:

(a) The Depositor shall furnish to the Underwriter without charge, during the period mentioned in Section 6(e) below, as many copies of the Final Prospectus and any supplements and amendments thereof or thereto as the Underwriter may reasonably request.

(b) The Depositor has filed or shall file each Preliminary Prospectus pursuant to and in accordance with Rule 424(b) not later than the second business day following the date it is first used.

(c) The Depositor shall prepare and file the Final Prospectus pursuant to and in accordance with Rule 424(b) not later than the second business day following the date it is first used.

(d) The Depositor shall advise the Underwriter promptly of any proposal to amend or supplement the Registration Statement, any Preliminary Prospectus or the Final Prospectus and shall consult with them and their counsel with respect to any comments they may have on any such proposed amendment or supplement; provided, however, that no such advice or consultation shall be necessary for Exchange Act reports filed by the Depositor in the ordinary course that contain opinions, the Basic Documents or related agreements, monthly distribution reports, annual reports and suspension of duty to report notices.

(e) If, at any time when a prospectus relating to the Offered Notes is (or but for the exemption in Rule 172 would be required to be) delivered under the Act in connection with sales by the Underwriter or dealer, any event occurs as a result of which the Final Preliminary Prospectus or the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Preliminary Prospectus or the Final Prospectus to comply with the Act, the Depositor promptly shall (1) notify the Underwriter of such event and (2) prepare and file with the Commission, subject to paragraph (d) of this Section 6, an amendment or supplement which will correct such statement or omission or effect such compliance.

(f) The Depositor represents and agrees that, unless it obtains the prior consent of the Underwriter, and the Underwriter represents and agrees with the Depositor that, unless it obtains the prior consent of the Depositor, it has not made and will not make any offer relating to the Offered Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a Free Writing Prospectus; provided, however, that the prior consent of the parties hereto shall be deemed to have been given with respect to the Free Writing Prospectuses included in Schedule 3 and Schedule 4 hereto, in the Intex CDI files as described in Section 5(d)(i) above and the Bloomberg Information.

(g) The Depositor shall take such action in order to exempt the Offered Notes from the qualification for offer and sale under the securities or “Blue Sky” laws of such jurisdictions as the Underwriter shall reasonably request and to pay all reasonable expenses (including reasonable fees and disbursements of counsel) in connection with such exemption and in connection with the determination of the legality of the Offered Notes for purchase under the laws of such jurisdictions as the Underwriter may designate. Thereafter, until all of the Offered Notes have been retired, the Depositor shall arrange for the filing and making of, and shall pay all fees applicable to, such statements and reports and renewals of registration necessary in order to continue to exempt the Offered Notes for secondary market transactions in the various jurisdictions in which the Offered Notes were originally exempted for sale.

(h) For a period from the date of this Agreement until the retirement of the Offered Notes, or until such time as the Underwriter shall no longer continue to maintain a secondary market in the Offered Notes, whichever first occurs, the Depositor shall deliver or cause to be delivered to the Underwriter, upon request, the Servicer’s annual statement as to compliance pursuant to Section 4.01(a) of the Trust Sale and Servicing Agreement concerning Item 1123 of Regulation AB and the Report of Assessment of Compliance with Servicing Criteria furnished to the Indenture Trustee and the Owner Trustee pursuant to Section 4.02(a) of the Trust Sale and Servicing Agreement concerning Item 1122 of Regulation AB, promptly after the same are furnished to the Indenture Trustee and the Owner Trustee.

(i) So long as any of the Offered Notes are outstanding, the Depositor shall furnish to the Underwriter (i) as soon as available, a copy of each report of the Depositor filed with the Commission under the Exchange Act or mailed to the holders of the

Offered Notes, and (ii) from time to time, such other information concerning the Depositor as the Underwriter may reasonably request.

(j) Whether or not the transactions contemplated by this Agreement are consummated, the Depositor shall pay or cause to be paid all expenses incident to the performance of the Depositor’s obligations under this Agreement, and shall pay or cause to be paid or shall reimburse the Underwriter for (i) any reasonable expenses (including reasonable fees and disbursements of outside counsel) incurred by it in connection with the qualification or exemption of the Offered Notes for offer and sale and the determination of their legality for purchase under the laws of such jurisdictions as the Underwriter has reasonably requested pursuant to Section 6(g) and the printing of memoranda relating thereto, (ii) any fees charged by investment rating agencies for the rating of the Offered Notes, and (iii) reasonable expenses incurred in printing, if applicable, and distributing any Preliminary Prospectus and the Final Prospectus (including any amendments and supplements thereto) to the Underwriter.

(k) To the extent, if any, that any rating necessary to satisfy the condition set forth in Section 7(j) is conditioned upon the furnishing of documents or the taking of other actions by the Depositor on or after the Closing Date, the Depositor shall furnish such documents and take such other actions.

(l) If, during the period after the Closing Date in which a prospectus relating to the Offered Notes is required to be delivered under the Act, the Depositor receives notice that a stop order suspending the effectiveness of the Registration Statement or preventing the offer and sale of the Offered Notes is in effect, the Depositor shall advise the Underwriter of the issuance of such stop order.

(m) The Depositor acknowledges and agrees that the Underwriter is acting solely in the capacity of an arm’s length contractual counterparty to the Depositor with respect to the offering of the Offered Notes contemplated hereby (including in connection with determining the terms of the offering) and not as a fiduciary to, or an agent of, the Depositor or any other person. Additionally, the Underwriter is not advising the Depositor or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Depositor shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Underwriter shall not have any responsibility or liability to the Depositor with respect thereto. Any review by the Underwriter of the Depositor, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Underwriter and shall not be on behalf of the Depositor.

7. Conditions to the Obligations of the Underwriter. The obligations of the Underwriter hereunder are subject to the following conditions:

(a) The Underwriter shall have received a letter, dated as of the date of the Final Preliminary Prospectus, with respect to the Final Preliminary Prospectus, and a letter, dated as of the Closing Date with respect to the Final Prospectus, each of which is from Deloitte & Touche LLP in form and substance reasonably acceptable to the Underwriter.

(b) No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before or threatened by the Commission and there shall have been no material adverse change (not in the ordinary course of business) in the condition of the Depositor and its subsidiaries, taken as a whole, from that set forth in (i) the Disclosure Package as of the Applicable Time and (ii) the Registration Statement and the Final Prospectus; and the Underwriter shall have received, on the Closing Date, a certificate, dated the Closing Date and signed by an executive officer of the Depositor, to the foregoing effect. The officer signing such certificate may rely on the best of his/her knowledge as to proceedings pending or threatened.

(c) The Underwriter shall have received on the Closing Date an opinion of the General Counsel of the Depositor, dated the Closing Date, in form and substance reasonably acceptable to the Underwriter.

(d) The Underwriter shall have received on the Closing Date an opinion of (i) Kirkland & Ellis LLP, special counsel to the Depositor, and in form and substance reasonably acceptable to the Underwriter, and (ii) VanCott, Bagley, Cornwall & McCarthy, Utah special counsel for Ally Bank, and in form and substance reasonably acceptable to the Underwriter, each dated the Closing Date.

(e) The Underwriter shall have received a negative assurance letter with respect to the Disclosure Package as of the date hereof and with respect to the Final Prospectus, as of the date thereof and as of the Closing Date, of Kirkland & Ellis LLP, special counsel to the Depositor.

(f) The Underwriter shall have received a negative assurance letter with respect to the Disclosure Package as of the date hereof and with respect to the Final Prospectus, as of the date thereof and as of the Closing Date, of Mayer Brown LLP, counsel for the Underwriter.

(g) The Underwriter shall have received a certificate signed by an executive officer or officers of the Depositor, dated the Closing Date, in which such officer or officers, to the best of their knowledge after reasonable investigation, shall state that the representations and warranties of the Depositor in this Agreement, the Trust Sale and Servicing Agreement, the Trust Agreement, and the Pooling and Servicing Agreement are true and correct and that the Depositor has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder or thereunder at or before the Closing Date.

(h) On or prior to the Closing Date, the Depositor shall not offer, sell, contract to sell or otherwise dispose of any additional similar asset-backed securities (which shall not affect the Depositor’s right to offer, sell, contract to sell or otherwise dispose of the

Class A-1 Notes, the Class B Notes, the Class C Notes or the Certificates) with respect to the assets of the Trust without the Underwriter’s prior written consent.

(i) The Underwriter shall have received on the Closing Date an opinion or opinions of Kirkland & Ellis LLP, special counsel to Ally Bank and the Depositor, dated the Closing Date, and with respect to certain matters regarding Ally Bank set forth in clause (iii) below, an opinion of Jonathan P. Andrews, General Counsel to Ally Bank, each in form and substance reasonably satisfactory to the Underwriter, (i) with respect to the characterization of the transfer of the Receivables by Ally Bank to the Depositor as a sale or contribution, (ii) concluding that a court having jurisdiction over the conservatorship or receivership of the Federal Deposit Insurance Corporation (FDIC) over Ally Bank would not, under applicable federal conservatorship or receivership law, (A) hold that the rights, titles, powers and privileges of the FDIC as conservator or receiver of Ally Bank would extend to the Receivables, (B) hold that the FDIC would be able to recover the Receivables using the repudiation power or (C) apply the doctrine of substantive consolidation to consolidate the assets and liabilities of the Depositor with the assets and liabilities of Ally Bank, and (iii) concluding that none of the following matters conflicts with, or results in any breach of any terms and provisions of, or constitutes (with or without notice or lapse of time) a default under, or results in the creation of any lien, charge or encumbrance upon any of the property or assets of the Depositor or Ally Bank pursuant to the terms of, any indenture, agreement, mortgage, deed of trust or other instrument to which the Depositor or Ally Bank is subject: the issue or delivery of the Offered Notes, the consummation of the transactions contemplated by the Trust Sale and Servicing Agreement, the Pooling and Servicing Agreement, the Trust Agreement, the Custodian Agreement or an administration agreement, to be dated as of the Closing Date, among Ally Bank, the Trust and the Indenture Trustee, nor the fulfillment of the terms of any of the foregoing.

(j) On the Closing Date, the Class A-1 Notes, the Class B Notes, the Class C Notes and the Certificates shall have been issued by the Trust.

(k) The Depositor shall have received the ratings letters that assign the ratings to the Offered Notes specified in the Ratings Free Writing Prospectus.

The Depositor will furnish the Underwriter with conformed copies of such further opinions, certificates, letters and documents as the Underwriter reasonably requests.

8. Indemnification and Contribution.

(a) The Depositor and Ally Bank, jointly and severally, agree to indemnify and hold harmless the Underwriter and each person, if any, who controls the Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Disclosure Package or the Final Prospectus (as amended or supplemented pursuant to Section 6(e) if the Depositor shall have furnished any amendments or supplements thereto), or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission made (i) in reliance upon and in conformity with the Underwriter Information or (ii) in reliance upon information included in the ABS Tables.

(b) The Underwriter agrees to indemnify and hold harmless each of Ally Bank and the Depositor, its respective directors, its respective officers and any person controlling either Ally Bank or the Depositor, as applicable, to the same extent as the foregoing indemnity from each of Ally Bank and the Depositor to the Underwriter in Section 8(a), but only with reference to

(i) information in reliance upon or conformity with the Underwriter Information; and the Depositor acknowledges that the following items constitute the only “Underwriter Information”:

(1) the statements made by the Underwriter under the caption “Underwriting” in the Disclosure Package and the Final Prospectus with respect to the following:

a. the legal names of the Underwriter in the table titled “Aggregate Principal Amount to be Purchased”;

b. the table relating to selling concessions and reallowances and the paragraph of text preceding such table; and

c. to the extent the fourth to last sentence under the caption “Underwriting” applies to the Underwriter1, the representation of the Underwriter relating to purchase transactions, over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids;

(2) the Underwriter’s “street name” on the front cover and the back cover, if any, of the Final Preliminary Prospectus and the Final Prospectus; and

(ii) any Underwriter Free Writing Prospectus (as defined in Section 5(d)), when taken as a whole together with the Disclosure Package.

provided, however, that Underwriter shall not be liable to the extent that any such loss, claim, damage or liability arises out of or is based upon any statement in or omission from any Underwriter Free Writing Prospectus in reliance upon and in conformity with (A) any written information furnished to the Underwriter by the Depositor or Ally Bank

[1]

The fourth to last sentence under the caption “Underwriting” reads as follows: “Neither the depositor nor the underwriter represents that the underwriter will engage in any of these transactions or that these transactions, once commenced, will not be discontinued without notice at any time.”

expressly for use therein, which information was not corrected by information subsequently provided by the Depositor or Ally Bank to the Underwriter prior to the time of use of such Underwriter Free Writing Prospectus, (B) information accurately extracted from any Preliminary Prospectus or the Final Prospectus, which information was not corrected by information subsequently provided by the Depositor or Ally Bank to the Underwriter prior to the time of use of such Underwriter Free Writing Prospectus or (C) Issuer Information (as defined in Section 5(d)).

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of Sections 8(a) or (b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such indemnified parties. Such firm shall be designated in writing by the Underwriter in the case of parties indemnified pursuant to Section 8(a) and by Ally Bank and the Depositor in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened proceeding in respect of which any indemnified party is a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or admission of, fault, culpability or a failure to act by or on behalf of the indemnified party.

If the indemnification provided for in this Section 8 is unavailable to an indemnified party under Section 8(a) or 8(b) or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of Ally Bank and/or the Depositor on the one hand and of the Underwriter on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of Ally Bank and/or the Depositor on the one hand and of the Underwriter on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by either of Ally Bank or the Depositor, as applicable, or by the Underwriter and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Each of Ally Bank, the Depositor and the Underwriter agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation or by any other method of allocation which does not take account of the considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, the Underwriter shall not be required to contribute any amount in excess of the amount by which the total price at which the Offered Notes were offered for sale exceeds the amount of any damages which the Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

The indemnity and contribution agreements contained in this Section 8 and the representations and warranties of each of Ally Bank and the Depositor, as applicable, in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by the Underwriter or on behalf of itself or any person controlling it or by or on behalf of either of Ally Bank or the Depositor, as applicable, together with its respective directors or officers or any person controlling such party, and (iii) acceptance of, and payment for, any of the Offered Notes.

9. Default by the Underwriter. If the Underwriter shall fail to purchase and pay for any of the Offered Notes agreed to be purchased by the Underwriter hereunder and such failure to purchase or pay shall constitute a default in the performance of its obligations under this Agreement, this Agreement will terminate without liability to the Trust or the Depositor (other than under Section 8). In the event of a default by the Underwriter as set forth in this Section 9, the Closing Date shall be postponed for such period, not exceeding seven days, as the Depositor shall determine in order that the required changes in the Registration Statement and the Final Prospectus or in any other documents or arrangements may be effected. Nothing contained in this Agreement shall relieve the Underwriter of its liability, if any, to the Depositor for damages occasioned by its default hereunder.

10. Termination. (a) If this Agreement shall be terminated by the Underwriter because of any failure or refusal on the part of either of Ally Bank or the Depositor to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason either of Ally Bank or the Depositor shall be unable to perform its obligations under this Agreement, Ally

Bank and the Depositor, jointly and severally, shall reimburse the Underwriter for all reasonable out-of-pocket expenses (including the reasonable fees and disbursements of their outside counsel) reasonably incurred by the Underwriter in connection with the offering of the Offered Notes.

(b) The Underwriter may terminate this Agreement (upon consultation with each of Ally Bank and the Depositor) at any time prior to the Closing Date if, in the opinion of the Underwriter, there shall have been a change in national or international financial, political or economic conditions that in their view will have a materially adverse effect on the success of the offering and distribution of or a secondary market for the Offered Notes in the United States. After consultation with each of Ally Bank and the Depositor, the parties to this Agreement shall be released and discharged from their respective obligations under this Agreement without liability on the part of either the Underwriter or on the part of either of Ally Bank or the Depositor (other than under Section 8), and, notwithstanding Section 10(a), each party will pay its own expenses.

11. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of each of Ally Bank and the Depositor or its respective officers and of the Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by the Underwriter or either of Ally Bank or the Depositor or any of their respective officers or directors or any controlling persons, and will survive delivery of and payment for the Offered Notes.

12. Notices. All communications hereunder will be in writing, and, if sent to the Underwriter, will be mailed, delivered or sent by facsimile transmission and confirmed to the Underwriter at J.P. Morgan Securities LLC, 383 Madison Avenue, Floor 31, New York, New York, 10179, Attention: John Cho, facsimile: (212) 834-6352; or if sent to the Depositor, will be mailed, delivered or sent by facsimile transmission and confirmed to it at 200 Renaissance Center, 12th Floor, Detroit, Michigan 48265; Attention: Director—U.S. Securitization, facsimile: (313) 665-6351; or if sent to Ally Bank, will be mailed, delivered or sent by facsimile transmission and confirmed to it at 6985 Union Park Center, Suite 435, Salt Lake City, Utah 84047, Attention: Chief Financial Officer, facsimile: (801) 790 - 5062.

13. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

14. APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PROVISIONS (EXCEPT SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES UNDER THIS AGREEMENT SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

15. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

16. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriter are each required to obtain, verify and record information that identifies its clients, including the Depositor, which information may include the name and address of its clients, as well as other information that will allow the Underwriter to properly identify its clients.

17. [Reserved].

18. Definitions. The terms which follow, when used in this Agreement, shall have the meanings indicated. Singular also includes the plural.

“ABS Tables” shall mean the tables (other than the table under the caption “Schedule of Scheduled Payments by Month: Receivables Requiring Discounting”) under the caption of “Weighted Average Life of the Notes—Percent of Initial Note Principal Balance Outstanding at Various ABS Percentages” in the Disclosure Package and the Final Prospectus, as applicable.

“Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Applicable Time” means December 6, 2010.

“Base Prospectus” means the prospectus, in the form it appears in the Registration Statement at the Effective Date or in the form most recently revised and filed with the Commission pursuant to Rule 424(b).

“Bloomberg Information” has the meaning set forth in Section 5(d).

“Bloomberg Screen” means the Bloomberg Information contained in the Bloomberg screen identified in Schedule 3 hereto and filed with the Commission as a Free Writing Prospectus on December 6, 2010.

“Closing Date” has the meaning set forth in Section 4.

“Commission” means the Securities and Exchange Commission.

“Disclosure Package” means the following, taken as a whole (i) the Final Preliminary Prospectus, (ii) the Ratings Free Writing Prospectus, (iii) the Bloomberg Screen and (iv) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.

“DTC” has the meaning set forth in Section 4.

“Effective Date” means with respect to any part of the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement relating thereto, the date and time that such part of the Registration Statement, any post-effective amendment or amendments thereto and any Rule 462(b) Registration Statement relating thereto became or becomes effective.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Final Preliminary Prospectus” means the Preliminary Prospectus, dated as of December 6, 2010, relating to a $750,000,000 aggregate principal amount of Offered Notes.

“Final Prospectus” means the final prospectus supplement relating to the Offered Notes that was first filed pursuant to Rule 424(b) after the Applicable Time, together with the Base Prospectus, and otherwise satisfies Section 10(a) of the Act. For the purposes of this definition, the Final Prospectus shall include the “Static Pool Data” set forth in Appendix A thereto.

“Free Writing Prospectus” means a free writing prospectus as defined in Rule 405.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433, relating to the Offered Notes that (i) is required to be filed with the Commission by the Depositor or (ii) is exempt from filing pursuant to Rule 433(d)(5)(i) because it contains a description of the Offered Notes or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Depositor’s records pursuant to Rule 433(g).

“Issuer Information” has the meaning set forth in Section 5(d).

“No-Action Letter” has the meaning set forth in Section 1(b).

“NRSRO” has the meaning set forth in Section 5(g).

“Preliminary Prospectus” means any preliminary prospectus supplement listed on Schedule 5 or filed with the Commission pursuant to Rule 424(b) to the Base Prospectus that describes the Offered Notes and the offering thereof and is used prior to filing of the Final Prospectus, together with the Base Prospectus. For purposes of this definition, information contained in a form of prospectus or preliminary prospectus supplement that is deemed to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Preliminary Prospectus only as of the actual time that form of prospectus or prospectus supplement is filed with the Commission pursuant to Rule 424(b), and shall include the “Static Pool Data” set forth in Appendix A thereto.

“Rating Agency” As of any date, any NRSRO requested by the Depositor to provide a rating on the Notes which is rating the Notes on such date.

“Rating Agency Information” means any information provided for the purpose of (a) determining the initial credit rating for the Offered Notes, including information about the characteristic of the Receivables and the legal structure of the Offered Notes, and (b) undertaking credit rating surveillance on the Offered Notes, including information about the characteristic and performance of the Receivables.

“Ratings Free Writing Prospectus” means the free writing prospectus setting forth the ratings on the Offered Notes identified in Schedule 3 hereto and filed with the Commission as a Free Writing Prospectus on December 6, 2010.

“Registration Statement” means the registration statement referred to in Section 1(a) above, including exhibits incorporated by reference therein and any prospectus or prospectus supplement relating to the Offered Notes that is filed with the Commission pursuant to Rule 424 and deemed part of such registration statement pursuant to Rule 430B, as amended at the Applicable Time (or, if not effective at the Applicable Time, in the form in which it shall become effective), and, in the event any post-effective amendment thereto or any Rule 462(b) Registration Statement becomes effective prior to the Closing Date, shall also mean such registration statement as so amended or such Rule 462(b) Registration Statement, as the case may be. Such term shall include any Rule 430A Information deemed to be included therein at the Effective Date as provided by Rule 430A.

“Regulation AB” means Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (January 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Rule 134,” “Rule 164,” “Rule 172,” “Rule 405,” “Rule 415,” “Rule 424,” “Rule 430A,” “Rule 430B,” “Rule 433” and “Rule 462” refer to such rules under the Act.

“Rule 462(b) Registration Statement” means a registration statement and any amendments thereto filed pursuant to Rule 462(b) relating to the offering covered by the registration statement referred to in Section 1(a) hereof.

[Signatures Follow]

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us the enclosed duplicate hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Depositor and you.

Very truly yours,

ALLY AUTO ASSETS LLC

By:	/s/ R. C. Farris
Name:	R. C. Farris
Title:	President

ALLY BANK

By:	/s/ L. R. Gerner
Name:	L. R. Gerner
Title:	CFO

S-1

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written by the undersigned.

J.P. MORGAN SECURITIES LLC

By:	/s/ Jonathan Wu
	Name:	Jonathan Wu
	Title:	Vice President

S-2

SCHEDULE 1

Underwriter	Class A-2 Notes	Class A-3 Notes	Class A-4 Notes	Total
J.P. Morgan Securities LLC	$212,000,000	$338,000,000	$200,000,000	$750,000,000

Sch. 1-1

SCHEDULE 2

Class	Interest Rate	Purchase Price

Class A-2	0.80%	99.74618%

Class A-3	1.11%	99.64322%

Class A-4	1.75%	99.33735%

Sch. 2-1

SCHEDULE 3

Issuer Free Writing Prospectuses

(1)	The Bloomberg Screen.

(2)	The Ratings Free Writing Prospectus.

Sch. 3-1

SCHEDULE 4

“Written Communication” (as defined in Rule 405 under the Act) Provided to Prospective

Investors and Not Identified in Section 5(d)

None.

Sch. 4-1

SCHEDULE 5

Preliminary Prospectuses

(1)	Final Preliminary Prospectus, as defined herein.

Sch. 5-1

SCHEDULE 6

Rating Agency Information

None.

Sch. 6-1